Exhibit 99.1

Inventergy Announces NASDAQ Delisting

Listing had previously been suspended on June 7, 2017

CUPERTINO, CA—October 5, 2017 - Inventergy Global, Inc. (OTCQB: INVT) (the “Company”), announced today that it has received notice from The Nasdaq Stock Market (“Nasdaq”) that it will delist the common stock of Inventergy Global, Inc. The Company’s common stock was suspended on June 7, 2017, and has not traded on Nasdaq since that time. Nasdaq will file a Form 25 with the Securities and Exchange Commission to complete the delisting. The delisting becomes effective ten days after the Form 25 is filed.

As previously reported on the Current Report on Form 8-K filed on September 5, 2017, after careful consideration and in connection with the previous delisting notices received by the Company from Nasdaq, the Company withdrew its appeal of the Nasdaq Hearings Panel decision, dated July 5, 2017, pursuant to which it determined to delist the Company’s common stock from Nasdaq. As a result of the forgoing, the Company previously decided not to effect a reverse stock split of the Company’s capital stock.

Following the delisting, the Company will continue as a publicly-traded entity complying with all reporting requirements of the U.S. Securities and Exchange Commission. Since June 7, 2017, the Company’s stock has been quoted on the OTC Pink market electronic quotation service operated by OTC Markets Group Inc., under the symbol INVT. For quotes or additional information on the OTC Pink market, please visit http://www.otcmarkets.com.

About Inventergy Global, Inc.

Inventergy is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

inventergy.com  │  19925 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784

inventergy.com  │  19925 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014